EXHIBIT 99.1
News

For Immediate Release	Contact:
April 23, 2009	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES' FIRST QUARTER
DILUTED EARNINGS PER SHARE WERE $0.25, EXCLUDING SPECIAL ITEMS;
REPORTED EARNINGS WERE $0.22 PER SHARE

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Highlights:

•	End Market Demand below Fourth Quarter Levels
•	Operating Income Down 17 Percent from Fourth Quarter 2008
•	PCC Product Line Operating Income Improves Sequentially
•	Widespread Uncertainty in Global Business Environment
•	Strong Cash Flow from Operations
•	Strong Balance Sheet

  NEW YORK , April 23 -- Minerals Technologies Inc. (NYSE: MTX) today reported net income of $4.2 million, or $0.22 per share, for the first quarter 2009, compared with $5.7 million, or $0.31 per share in the fourth quarter of 2008. Excluding special items, earnings per share were $0.25 compared with $0.41 per share in the fourth quarter of 2008.

     "Demand in our end markets -- primarily the paper, steel, construction and automotive industries -- declined further from fourth quarter levels, causing a significant drop in demand for our products. As a result, our earnings per share decreased 29 percent from the fourth quarter of 2008 and 75 percent from the first quarter of 2008," said Joseph C. Muscari, chairman and chief executive officer. "From the onset of the recession, we have taken, and continue to take, the necessary measures to manage through this worldwide recession by conserving cash and reducing costs. We have reduced our workforce by approximately 15 percent since October, shortened work weeks, reduced overtime, suspended our stock repurchase program, reduced capital investment and continued our aggressive expense reduction measures. The result was that even in this weak economic environment, the company still generated $24 million in cash flow from operations and free cash flow of $19 million in the first quarter."

     During the first quarter, the company recorded a pre-tax restructuring charge of approximately $0.5 million, which represents additional charges associated with reductions in the workforce announced in the fourth quarter of 2008.

 Comparisons to Fourth Quarter 2008

     The company's worldwide sales in the first quarter were $208.3 million, a 13-percent sequential decline from the $240.0 million reported in the fourth quarter of 2008, of which foreign exchange had an unfavorable impact on sales of approximately $2.3 million or 1 percentage point. Operating income, excluding special items, was $7.8 million, a 17-percent decrease from the $9.4 million reported in the fourth quarter of 2008.

     For the first quarter, worldwide sales in the company's Specialty Minerals segment, which consists of precipitated calcium carbonate (PCC) and Processed Minerals, were $143.6 million compared with $159.8 million in the fourth quarter of 2008, a 10-percent decrease. Both product lines in the segment experienced volume declines. Foreign exchange had an unfavorable impact on sequential sales growth for the quarter of approximately 1 percentage point. However, income from operations, excluding special items, was $10.0 million, a 19-percent increase from the $8.4 million recorded in the fourth quarter of 2008. This increase in profitability was due to the contractual recovery of raw material cost increases in the PCC product line and lower expenses throughout the segment, which more than offset volume declines. The Processed Minerals product line operated at a loss for the quarter of approximately $2 million.

      Worldwide sales of PCC, which is used mainly in the manufacturing processes of the paper industry, were $123.1 million, a 10-percent decrease from the $137.4 million recorded in the fourth quarter of 2008. This decrease was associated primarily with lower PCC volumes caused by a worldwide decline in paper demand that resulted in both temporary and permanent paper machine shutdowns and production curtailments that continued throughout the first quarter.

      Worldwide sales of Processed Minerals products were $20.5 million, an 8-percent decline from the $22.4 million in the fourth quarter of 2008. Processed Minerals products, which include ground calcium carbonate and talc, are used in the building materials, polymers, ceramics, paints and coatings, glass and other manufacturing industries. The decline in Processed Minerals sales, which represented a 4 percent decline in volumes, was due to the continued production curtailment by customers serving the already weak residential and commercial construction and automotive industries.

     In the company's Refractories segment, sales in the first quarter of 2009 were $64.7 million, a 19-percent decrease from the $80.2 million recorded in the fourth quarter of 2008. Foreign exchange had an unfavorable impact on sales of less than 1 percentage point versus the fourth quarter of 2008. The Refractory segment, which provides products and services primarily to the worldwide steel industry, recorded an operating loss of $1.9 million, excluding special items, for the first quarter compared with operating income of $1.6 million in the fourth quarter of 2008. Continued lower levels of global steel production in the quarter was the primary cause of this decline, which resulted in a 17-percent decrease in refractories volumes from the fourth quarter 2008.

 Year-Over-Year Comparisons

     The drastic downturn in the worldwide economy that began in the fourth quarter of 2008 magnifies the decline in year-over-year comparisons of financial performance.

     The company's first quarter net income of $4.2 million, or $0.22 per share, declined 76 percent from the $17.2 million, or $0.90 per share, recorded in the first quarter of 2008.

     First quarter worldwide sales declined 25 percent from the $277.5 million recorded in the same period in 2008. Foreign exchange had an unfavorable impact on sales of approximately $14.7 million or 5 percentage points. Operating income, excluding special items, declined 73 percent from the $28.5 million recorded in the first quarter of 2008.

     First quarter worldwide sales for the Specialty Minerals segment declined 21 percent from the $180.8 million recorded in the first quarter of 2008. Foreign exchange had an unfavorable impact on sales of approximately $9.5 million, or 5 percentage points. Income from operations, excluding special items, declined 49 percent from the $19.5 million recorded in the same period in 2008.

     PCC sales declined 20 percent from the $153.2 million recorded in the first quarter of 2008 on a volume decline of 18 percent. Processed Minerals products first quarter sales were down 26 percent from the $27.6 million in the same period last year, as volumes declined 26 percent.

     Refractories segment sales in the first quarter of 2009 were 33 percent down from the $96.7 million recorded in the same period in 2008. Foreign exchange had an unfavorable impact on sales of approximately $5.2 million or 5 percentage points. Refractory volumes declined dramatically from the first quarter of 2008 and were in line with the reduction in steel production. The Refractory segment recorded an operating loss of $1.9 million, excluding special items, compared to operating income of $9.1 million in the first quarter of 2008.

     "The first quarter was a continuation of the last two months of the fourth quarter -- demand for steel in North America, our most important market for refractories, was down more than 50 percent from third quarter levels; housing starts were at the lowest levels in decades; and North American paper production was down over 25 percent from prior year," said Mr. Muscari. "We will continue to effectively manage through these extraordinarily difficult and uncertain times. I am confident that because of the restructuring program the company initiated in 2007, and continued in 2008, we are on a stronger foundation than in years past. We continue to have a strong balance sheet, good cash flow, leaner operations, and we will make the necessary adjustments to maintain our competitiveness in this global recession."

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Minerals Technologies will sponsor a conference call tomorrow, April 24, 2009 at 11 a.m. The conference call will be broadcast live on the company web site: www.mineralstech.com.

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This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which describe or are based on current expectations. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2008 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com.

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SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

SALES DATA	Quarter Ended Mar 29, 2009	Dec 31, 2008	Mar 30, 2008	% Growth Prior Year	Prior Qtr.
United States	$ 112.2	$ 126.5	$ 148.5	(24)%	(11)%
International	96.1	113.5	129.0	(26)%	(15)%
Net Sales	$ 208.3	$ 240.0	$ 277.5	(25)%	(13)%
Paper PCC	$ 112.5	$ 125.5	$ 137.9	(18)%	(10)%
Specialty PCC	10.6	11.9	15.3	(31)%	(11)%
PCC Products	$ 123.1	$ 137.4	$ 153.2	(20)%	(10)%
Talc	$ 6.6	$ 7.4	$ 9.2	(28)%	(11)%
Ground Calcium Carbonate	13.9	15.0	18.4	(24)%	(7)%
Processed Minerals Products	$ 20.5	$ 22.4	$ 27.6	(26)%	(8)%
Specialty Minerals Segment	$ 143.6	$ 159.8	$ 180.8	(21)%	(10)%
Refractory products	$ 53.5	$ 65.2	$ 79.1	(32)%	(18)%
Metallurgical Products	11.2	15.0	17.6	(36)%	(25)%
Refractories Segment	$ 64.7	$ 80.2	$ 96.7	(33)%	(19)%
Net Sales	$ 208.3	$ 240.0	$ 277.5	(25)%	(13)%

SEGMENT OPERATING INCOME (LOSS) DATA					
Specialty Minerals Segment	$ 9.8	$ 5.1	$ 18.4	(47)%	92%
Refractories Segment	$ (2.2)	$ (1.4)	$ 8.8	(125)%	57%
Unallocated Corporate Expenses	$ (0.3)	$ (0.6)	$ (0.1)	*	(50)%
Consolidated	$ 7.3	$ 3.1	$ 27.1	(73)%	135%

SEGMENT RESTRUCTURING and IMPAIRMENT COSTS					
Specialty Minerals Segment	$ 0.2	$ 3.3	$ 1.1	(82)%	(94)%
Refractories Segment	$ 0.3	$ 3.0	$ 0.3	0%	(90)%
Consolidated	$ 0.5	$ 6.3	$ 1.4	(64)%	(92)%

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items for the three-month periods ended March 29, 2009, December 31, 2008 and March 30, 2008. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

SEGMENT OPERATING INCOME, EXCLUDING SPECIAL ITEMS	Quarter Ended Mar 29, 2009	Dec 31, 2008	Mar 30, 2008	% Growth Prior Year	Prior Qtr.
Specialty Minerals Segment	$ 10.0	$ 8.4	$ 19.5	(49)%	19%
Refractories Segment	$ (1.9)	$ 1.6	$ 9.1	*	*
Consolidated	$ 7.8	$ 9.4	$ 28.5	(73)%	(17)%

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)

		March 29, 2009*		December 31, 2008**
Current assets:				
Cash & cash equivalents	$	191,160	$	181,876
Short-term investments		10,873		9,258
Accounts receivable, net		163,909		163,475
Inventories		115,992		133,983
Prepaid expenses and other current assets		23,045		23,281
Assets held for disposal		21,954		19,674
Total current assets		526,933		531,547
Property, plant and equipment		1,313,176		1,324,230
Less accumulated depreciation		901,553		894,637
Net property, plant & equipment		411,623		429,593
Goodwill		66,071		66,414
Prepaid pension costs		500		483
Other assets and deferred charges		33,903		39,583
Total assets	$	1,039,030	$	1,067,620

LIABILITIES AND SHAREHOLDERS' EQUITY

		March 29, 2009*		December 31, 2008**
Current liabilities:				
Short-term debt	$	10,863	$	14,984
Current maturities of long-term debt		4,000		4,000
Accounts payable		63,258		67,393
Restructuring liabilities		5,511		6,840
Other current liabilities		50,079		56,902
Liabilities of assets held for disposal-current		1,021		734
Total current liabilities		134,732		150,853
Long-term debt		97,221		97,221
Other non-current liabilities		82,064		84,715
Total liabilities		314,017		332,789
Total MTI shareholders' equity		701,366		711,584
Noncontrolling Interest		23,647		23,247
Total shareholders' equity		725,013		734,831
Total liabilities and shareholders' equity	$	1,039,030	$	1,067,620

* Unaudited

** Condensed from audited financial statements.